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                                                                  Exhibit 21.1

                     JITNEY-JUNGLE STORES OF AMERICA, INC.

                                 Subsidiaries


                                                     State or Other
                                                     Jurisdiction of
Name                                                 Incorporation
----                                                 ---------------

Interstate Jitney-Jungle Stores, Inc.                Alabama

McCarty-Holman Co., Inc.                             Mississippi

Southern Jitney Jungle Company                       Mississippi

Pump And Save, Inc.                                  Mississippi

Delta Acquisition Corporation                        Alabama

Supermarket Cigarette Sales, Inc.                    Louisiana

Jitney-Jungle Bakery, Inc.                           Mississippi

Delchamps, Inc.                                      Alabama





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